Exhibit 10.11

April 6, 2019
DELIVERY VIA EMAIL
Richard Sauer
Dear Rich,
Workday, Inc. (“Workday”) is happy to offer you a position as Executive Vice President, General Counsel and Corporate Secretary reporting to Robynne Sisco at Workday Headquarters in Pleasanton, California. Your planned start date is Monday, September 9, 2019.

Your annualized starting salary is $500,000.00, which is payable according to Workday’s payroll cycle, and subject to applicable federal and state taxes.

You are eligible to participate in a variable (“incentive”) compensation plan, targeted at 50% of your annualized salary. This plan, including terms and conditions, shall be confirmed shortly after commencing employment.

Workday will offer you a one-time hiring bonus of $250,000.00. This will be paid out within your first 30 days in accordance with the Company’s standard payroll procedures. To receive the bonus, you must be employed by Workday and in good standing on the day of the payment. Your bonus payment will be subject to applicable federal and state taxes, and any other applicable withholdings. Receipt of this bonus, however, is conditioned on your remaining with Workday for at least one year. By signing below you expressly agree to repay Workday the entire amount of the bonus if you resign your employment within six months of your start date. You further agree to repay a prorated portion of the bonus if you resign your employment after six months but before 1 year after your start date.

Workday will provide you with relocation assistance provided by our third-party relocation partner Graebel Relocation. Please refer to the Relocation Benefit letter for an outline of the relocation benefits Workday will provide to assist you with your move. All relocation benefits are subject to federal and state taxes at supplemental rates. Workday will pay the tax gross up for any relocation benefits or reimbursed expenses. Because Workday is paying a tax gross up there is not an option to cash out any of the benefits. Employment at Workday is “at will,” and you can choose to leave at any time. Receipt of Relocation Assistance, however, is conditioned upon you remaining with Workday by the terms defined in the Repayment Agreement attached to your Relocation Benefit Letter. By signing below, you expressly agree to repay Workday all costs paid to our Relocation vendor for services and expense reimbursements related to your relocation as agreed to in the Repayment Agreement.

6230 Stoneridge Mall Road, Pleasanton CA 94588 United States / main +1.925.951.9000 fax +1.925-951.9001 www.workday.com

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted restricted stock units (RSUs) of the Company’s Class A Common Stock with an approximate value of $7,000,000.00. The number of shares will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20 day period immediately preceding the Date of Grant. You will vest in these shares at the rate of 1/4 of the RSU shares after 12 months of continuous service from your vesting start date, then in equal quarterly installments of 1/16th of the total RSU shares, fully vesting in 4 years from your vesting start date. Your vesting start date will be the 15th of the month your RSU grant is approved. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement. Refresh grants are provided to executives in good standing and are not guaranteed. Workday’s typical practice is to provide refresh grants to executives during their employment in recognition of high performance towards Company objectives.

By signing below, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you opt-in to the Workday, Inc. Change In Control Policy (to be provided separately). You agree to maintain your participation in and the terms of the Change In Control Policy as confidential, and disclose them only as necessary to your spouse, attorneys, financial advisors, or as otherwise required by law.

If your employment is involuntarily terminated by Workday for any reason other than for Cause or if you resign for Good Reason within two years after your start date, you will be paid a severance equivalent to (1) twelve months’ base salary; (2) earned and accrued incentive compensation remaining unpaid at the time of termination, and (3) prorated incentive compensation for the fiscal year of the termination, excluding any payments already made during the fiscal year or as part of (2) above (the “Severance Payment”). The Severance Payment shall include the payments referenced in (1), (2), and (3) above, but shall not include any other form of payment or compensation. The Severance Payment shall not act to accelerate vesting of any RSUs or other form of equity. If your employment is involuntarily terminated by Workday for any reason other than for Cause within one year after your start date, Workday will additionally waive the repayment obligation associated with the one time hiring bonus referenced above. Receipt of this Severance Payment is contingent on your execution of a severance agreement, that is not revoked pursuant to its terms, within 45 days of the termination date. For purposes of this paragraph, “Cause” and “Good Reason” shall have the same definitions as provided in the Workday, Inc. Change In Control Policy dated August 29, 2017. If the Change In Control Policy is revised at a later time, the definitions from this version of the policy shall control.

6230 Stoneridge Mall Road, Pleasanton CA 94588 United States / main +1.925.951.9000 fax +1.925-951.9001 www.workday.com

Your employment with Workday is “at-will”, meaning either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this at-will employment policy can only be made in writing by the Co-President of Workday. In particular, this at-will employment policy cannot be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment.

Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts a position with us will hold themselves to these same standards. No employee should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

The offer of employment set forth in this Letter is contingent upon: (i) your execution of Workday’s Proprietary Information and Inventions Agreement along with your execution of this letter within three (3) days; (ii) your consent to, successful completion of, and passing of all applicable background checks; and (iii) your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. within three (3) days of your date of hire. Like all Workday employees, you are also required, as a condition of your continued employment, to comply with Workday’s Employee Handbook and Code of Conduct as they may be updated and/or revised periodically.

Sincerely,
/s/ Kristen Charlson
Kristen Charlson
Senior Partner, Executive Search

By providing my signature below, I accept this offer of employment.

Signature:

/s/ Rich Sauer

6230 Stoneridge Mall Road, Pleasanton CA 94588 United States / main +1.925.951.9000 fax +1.925-951.9001 www.workday.com